Exhibit 99.4

Quantitative and Qualitative Disclosures about Non-Trading and Trading Activities and Related Market Risks.

Market Risk and Risk Management

We are exposed to various market risks. These risks arise from the ownership of our assets and operation of our business. Most of the revenues, expenses, results of operations and cash flows from our business activities are impacted by market risks. Categories of significant market risks include exposures primarily related to commodity prices and interest rates.

During the normal course of business, we review our hedging strategies and determine the hedging approach we deem appropriate based upon the circumstances of each situation. We frequently utilize derivative instruments to execute our risk management and hedging strategies. Derivative instruments are instruments, such as futures, forward contracts, swaps or options that derive their value from underlying assets, indices, reference rates or a combination of these factors. These derivative instruments include negotiated contracts, which are referred to as over-the-counter derivatives, and instruments that are listed and traded on an exchange.

We primarily use derivative instruments to manage and hedge exposures, such as exposure to changes in electricity and fuel prices and interest rate risk on our floating-rate borrowings. We believe that the associated market risk of these instruments can best be understood relative to the underlying assets or risk being hedged and our hedging strategy.

During 2002, we evaluated our trading, marketing, power origination and risk management services strategies and activities. During the second half of 2002, we began to reduce our wholesale energy segment’s trading. In March 2003, we discontinued our proprietary trading business. Trading positions taken prior to our decision to exit this business are managed solely for purposes of closing them on economical terms.

We have a risk control framework designed to monitor, measure and define appropriate transitions to hedge and manage the risk in our existing portfolio of assets and contracts and to authorize new transactions. These risks fall into three different categories: market risk, credit risk and operational risk. We believe that we have effective procedures for evaluating and managing these risks to which we are exposed. Key risk control activities include definition of appropriate transactions for hedging, credit review and approval, credit and performance risk measurement and monitoring, validation of transactions, portfolio valuation and daily portfolio reporting including mark-to-market valuation, value-at-risk and other risk measurement metrics. We seek to monitor and control our risk exposures through a variety of separate but complementary processes and committees, which involve business unit management, senior management and our board of directors.

The effectiveness of our policies and procedures for managing risk exposure can never be completely estimated or fully assured. For example, we could experience losses, which could have a material adverse effect on our results of operations, financial condition or cash flows from unexpectedly large or rapid movements or disruptions in the energy markets, from regulatory-driven market rule changes and/or bankruptcy of customers or counterparties.

Given our current credit and liquidity situation and other factors, we have reduced our hedging activities, which could result in greater volatility in future earnings. Additionally, the reduction in market liquidity may impair the effectiveness of our risk management procedures and hedging strategies. These and other factors may adversely impact our results of operations, financial condition and cash flows.

See notes 2(d) and 7 to our consolidated financial statements for the accounting for these types of transactions.

Non-trading Market Risk

Commodity Price Risk. Commodity price risk is an inherent component of wholesale and retail electric businesses. Prior to the energy delivery period, we attempt to hedge, in part, the economics of our wholesale and retail electric businesses. Derivative instruments are used to mitigate exposure to variability in future cash flows from probable, anticipated future transactions attributable to a commodity risk.

The following table sets forth the fair values of the contracts related to our net non-trading derivative assets and liabilities as of December 31, 2003:

	Fair Value of Contracts at December 31, 2003
Source of Fair Value	2004	2005	2006	2007	2008	2009 and thereafter	Total fair value
	(in millions)
Prices actively quoted (1)	$1	$(8)	$—	$—	$—	$—	$(7)
Prices provided by other external sources (2)	111	29	4	—	—	—	144
Prices based on models and other valuation methods (3)	51	—	(19)	(10)	(6)	(17)	(1)

Total	$163	$21	$(15)	$(10)	$(6)	$(17)	$136

(1)	Represents our NYMEX futures positions in natural gas and crude oil. NYMEX has quoted prices for natural gas and crude oil for the next 72 and 30 months, respectively.
(2)	Represents our forward positions in natural gas and power at points for which OTC broker quotes are available, which on average, extend 36 and 24 months into the future, respectively. Positions are valued against internally developed forward market price curves that are frequently validated and recalibrated against OTC broker quotes. This category also includes some transactions whose prices are obtained from external sources and then modeled to hourly, daily or monthly prices, as appropriate.
(3)	Represents the value of (a) our valuation adjustments for liquidity, credit and administrative costs, (b) options or structured transactions not quoted by an exchange or OTC broker, but for which the prices of the underlying are available and (c) transactions for which an internally developed price curve was constructed as a result of the long-dated nature of the transaction or the illiquidity of the market point.

The fair values in the above table are subject to significant changes based on fluctuating market prices and conditions. Changes in our derivative assets and liabilities result primarily from changes in the valuation of the portfolio of contracts and the timing of settlements. The most significant parameters impacting the value of our portfolios of contracts include natural gas and power forward market prices, volatility and credit risk. Market prices assume a normal functioning market with an adequate number of buyers and sellers providing market liquidity. Insufficient market liquidity could significantly affect the values that could be obtained for these contracts, as well as the costs at which these contracts could be hedged.

We assess the risk of our non-trading derivatives using a sensitivity analysis method. Derivative instruments, which we use as economic hedges, create exposure to commodity prices, which, in turn, offset the commodity exposure inherent in our businesses. The stand-alone commodity risk created by these instruments, without regard to the offsetting effect of the underlying exposure these instruments are intended to hedge, is described below. The sensitivity analysis performed on our non-trading energy derivatives measures the potential loss in fair value based on a hypothetical 10% movement in the underlying energy prices. A decrease of 10% in the market prices of energy commodities from their December 31, 2003 levels would have decreased the fair value of our non-trading energy derivatives by $70 million. Of this amount, $63 million relates to a loss in fair value of our non-trading derivatives that are designated as cash flow hedges and $7 million relates to a loss in earnings of our economic hedges. A decrease of 10% in the market prices of energy commodities from their December 31, 2002 levels would have decreased the fair value of our non-trading energy derivatives by $38 million.

The above analysis of the non-trading energy derivatives utilized for hedging purposes does not include the favorable impact that the same hypothetical price movement would have on our physical purchases and sales of natural gas and electric power to which the hedges relate. Furthermore, the non-trading energy derivative portfolio is managed to complement our asset portfolio, thereby reducing overall risks. Therefore, the adverse impact to the fair value of the portfolio of non-trading energy derivatives held for hedging purposes associated with the hypothetical changes in commodity prices referenced above would be offset by a favorable impact on the underlying hedged physical transactions, assuming:

•	the non-trading energy derivatives are not closed out in advance of their expected term;

•	the non-trading energy derivatives continue to function effectively as hedges of the underlying risk; and

•	as applicable, anticipated underlying transactions settle as expected.

If any of the above-mentioned assumptions cease to be true, a loss on the derivative instruments may occur, or the options might be worthless as determined by the prevailing market value on their termination or maturity date, whichever comes first. Non-trading energy derivatives, which qualify as cash flow hedges, and which are effective as hedges, may still have some percentage that is not effective. The change in value of the non-trading energy derivatives, which represents the ineffective component of the cash flow hedges, is recorded in our results of operations. During 2001, 2002 and 2003, we recognized a gain of $28 million, a loss of $17 million and a loss of $20 million, respectively, in our results of operations due to hedge ineffectiveness.

Interest Rate Risk. We have issued long-term debt and have obligations under bank facilities that subject us to the risk of loss associated with movements in market interest rates. In addition, we have entered into interest rate swap and interest rate cap agreements to mitigate our exposure to interest rate fluctuations associated with certain of our variable rate debt instruments. We assess interest rate risks using a sensitivity analysis method. The table below provides information concerning our financial instruments for our continuing operations as of December 31, 2002 and 2003 that are sensitive to changes in interest rates:

	Aggregate Notional Amount		Fair Market Value/Swap Termination Value (1)	Hypothetical Change in Underlying at End of Period	Financial Impact
	(in millions)
December 31, 2002:
Floating rate debt (2) (3)	$5,121		N/A (4)	10% increase	$2 million increased monthly interest expense
Fixed rate debt (3)	559		$408	10% decrease	$29 million increase in fair market value
Interest rate swaps (5):
Orion Midwest	452	(6)	(52)	10% decrease	$3 million increase in termination cost
Channelview	200		(18)	10% decrease	$1 million increase in termination cost
December 31, 2003:
Floating rate debt (2) (3)	$3,095		$3,035	10% increase	$1 million increased monthly interest expense
Fixed rate debt (3)	1,920		1,991	10% decrease	$91 million increase in fair market value
Interest rate swaps (5):
Orion Midwest	300		(48)	10% decrease	$3 million increase in termination cost
Channelview	200		(13)	10% decrease	$1 million increase in termination cost
Interest rate caps	4,500		4	10% decrease	$1 million loss in earnings

(1)	See note 18 to our consolidated financial statements for further discussion on the fair market value of our financial instruments.
(2)	Excludes adjustment to fair value of our interest rate swaps.
(3)	Excludes Liberty’s debt.
(4)	As of December 31, 2002, we had floating rate debt with a carrying value of $5.1 billion related to our continuing operations, excluding adjustment to fair value of interest rate swaps and Liberty’s debt. There was no active market for our floating rate debt obligations as of December 31, 2002.
(5)	These derivative instruments qualify for hedge accounting under SFAS No. 133 and the periodic settlements are recognized as an adjustment to interest expense in our results of operations over the term of the related agreement. As of December 31, 2002 and 2003, these swaps have negative termination values (i.e., we would have to pay). See note 9(c) to our consolidated financial statements.
(6)	Excluded from this amount is $148 million in notional amount, which we have classified as discontinued operations. See note 24 to our consolidated financial statements.

Trading Market Risk

In our results of operations, historically, our trading activities included (a) transactions establishing open positions in the energy markets, primarily on a short-term basis and (b) energy price risk management services to customers primarily related to natural gas, electric power and other energy-related commodities. We provided these services by utilizing a variety of derivative instruments. We accounted for these transactions under mark-to-market accounting and continue to account for the remaining legacy positions under mark-to-market accounting. Our electricity sales to large commercial, industrial and institutional customers under contracts executed before October 25, 2002 were accounted for under the mark-to-market method of accounting upon contract execution. For further discussion of these activities, see notes 2(d) and 7 to our consolidated financial statements.

The following table sets forth our consolidated net trading assets (liabilities) by segment as of December 31, 2002 and 2003:

	As of December 31,
	2002	2003
	(in millions)
Retail energy	$94	$—
Wholesale energy	105	(1)

Net trading assets and liabilities	$199	$(1)

The following table sets forth the fair values of the contracts related to our legacy net trading assets and liabilities as of December 31, 2003:

	Fair Value of Contracts at December 31, 2003
Source of Fair Value	2004	2005	2006	2007	2008	2009 and thereafter	Total fair value
	(in millions)
Prices actively quoted	$(34)	$9	$2	$—	$—	$—	$(23)
Prices provided by other external sources	13	(22)	4	1	2	2	—
Prices based on models and other valuation methods	2	3	(5)	7	11	4	22

Total	$(19)	$(10)	$1	$8	$13	$6	$(1)

For information regarding “prices actively quoted,” “prices provided by other external sources” and “prices based on models and other valuation methods,” see discussion above related to non-trading derivative assets and liabilities.

The fair values in the above table are subject to significant changes based on fluctuating market prices and conditions. For further discussion of items resulting in changes in the valuation of the portfolio of trading contracts, see discussion above related to non-trading derivative assets and liabilities.

The following table sets forth our consolidated realized and unrealized trading margins for 2001, 2002 and 2003:

	Year Ended December 31,
	2001	2002	2003
	(in millions)
Realized	$182	$311	$(25)
Unrealized	196	(23)	(24)

Total	$378	$288	$(49)

Below is an analysis of our net consolidated trading assets and liabilities for 2001, 2002 and 2003.

	Year Ended December 31,
	2002	2003
	(in millions)
Fair value of contracts outstanding, beginning of period	$227	$199
Net assets transferred to non-trading derivatives due to implementation of EITF No. 02-03 (1)	—	(93)
Other net assets transferred to non-trading derivatives (1)	—	(18)
Net assets recorded to cumulative effect under EITF No. 02-03 (1)	—	(63)
Fair value of new contracts upon execution	57	—
Contracts realized or settled	(311)	25
Changes in fair values attributable to changes in valuation techniques and assumptions	31	11
Changes in fair values attributable to market price and other market changes	195	(62)

Fair value of contracts outstanding, end of period	$199	$(1)

(1)	See note 2(d) to our consolidated financial statements.

Fair Value of New Contracts – General. The fair value of retail energy segment electric sales contracts with large commercial, industrial and institutional customers was determined by comparing the contract price to an estimate of the market cost of delivered retail energy and applying the estimated volumes under the provisions of these contracts. The calculation of the estimated cost of energy involves estimating the customer’s anticipated load volume, and using forward ERCOT OTC commodity prices, adjusted for the customer’s anticipated load characteristics. The delivery costs were estimated at the time sales contracts were executed. These costs were based on published rates and our experience of actual delivery costs. The fair values of these energy supply contracts were estimated using ERCOT OTC forward price and volatility curves and correlations among power and fuel prices specific to the ERCOT Region, net of credit risk. The fair values of new wholesale energy contracts at inception are estimated using OTC forward price and volatility curves and correlation among power and fuel prices, net of estimated credit risk.

Fair Value of New Contracts – 2002. During 2002, our retail energy segment entered into electric sales contracts with large commercial, industrial and institutional customers ranging from one-half to four years in duration. During 2002, we recognized total fair value of $43 million for these contracts at the inception dates. We entered into energy supply contracts to substantially hedge the economics of these contracts. These contracts had an aggregate fair value of $8 million at the contract inception dates. The remaining fair value of contracts entered into during 2002 recorded at inception of $6 million primarily relates to natural gas transportation contracts entered into by our wholesale energy segment.

Changes in Fair Values Attributable to Changes in Valuation Techniques and Assumptions – 2002. During 2002, the following changes in valuation techniques and assumptions were made:

•	We changed our methodology for allocating credit reserves between our trading and non-trading portfolios. Total credit reserves calculated for both the trading and non-trading portfolios, which are less than the sum of the independently calculated credit reserves for each portfolio due to common counterparties between the portfolios, are allocated to the trading and non-trading portfolios based upon the independently calculated trading and non-trading credit reserves. Previously, credit reserves were independently calculated for the trading portfolio while credit reserves for the non-trading portfolio were calculated by deducting the trading credit reserves from the total credit reserves calculated for both portfolios. This change in methodology reduced credit reserves relating to the trading portfolio by $18 million.

•	Our retail energy segment eliminated a valuation factor for potential claims for delays in switching under the liquidated damages clauses in contracts. We eliminated this valuation factor because there was adequate data to substantiate that these claims would not be submitted. This change in methodology reduced credit reserves by $5 million.

•	Our retail energy segment added a valuation factor adjustment to capture the potential earnings loss associated with customers terminating contracts due to a provision in some of its contracts that allows customers to terminate their contracts if our unsecured debt ratings fall below investment grade or if our ratings are withdrawn entirely by a rating agency. During 2002, each of the major rating agencies downgraded our credit ratings to sub-investment grade. We performed an analysis at the customer level to estimate our exposure for these provisions. This change in methodology increased credit reserves by $1 million.

•	Our retail energy segment changed the methodology related to recording its estimate of unaccounted-for-energy. Our retail energy segment changed its unaccounted-for-energy factor from 1.6% to zero. The reason for the change is that we believed the unaccounted-for-energy factor was effectively included in the volatility valuation factor and our results from energy sales in 2001 were not negatively impacted by unaccounted-for-energy. This change in methodology increased the fair value of the net trading assets by $9 million.

Changes in Fair Values Attributable to Changes in Valuation Techniques and Assumptions – 2003. During 2003, the following changes in valuation techniques and assumptions were made:

•	We modified our estimated probabilities of counterparty default and considered master netting agreements, which resulted in a decrease in credit reserves of $10 million.

•	We reduced estimated costs to administer transactions used in calculating administrative reserves to reflect the change in our cost structure, which resulted in a decrease in administrative reserves of $2 million.

•	We modified our assumptions for liquidity reserves to consider the widening of bid/ask spreads for transactions occurring further into the future, which resulted in an increase in the liquidity reserves of $5 million.

•	We adjusted our discount rate used in valuing derivative transactions to a risk-free United States treasury rate from an investment-grade utility rate, which resulted in an increase in fair value of $4 million.

We employ a risk management system to mitigate the risks associated with our legacy trading activities. These activities involve market risk associated with managing these energy commodities. Historically, our trading activities depended on price and volatility changes to create business opportunities, but within authorized limits.

We primarily assess the risk of our legacy trading positions using a value-at-risk method, in order to maintain our total exposure within authorized limits. Value-at-risk is the potential loss in value of trading positions due to adverse market movements over a defined time period within a specified confidence level. We utilize the parametric variance/covariance method with delta/gamma approximation to calculate value-at-risk.

Our value-at-risk limits are set by the audit committee of our board of directors. Risk limits for our legacy trading activities include both value-at-risk as well as other non-statistical measures of portfolio exposure. The risk management process supplements the measurement and enforcement of the limit metrics with additional analyses including stress testing the portfolio for extreme events and back-testing the value-at-risk model.

Our value-at-risk model utilizes four major parameters: confidence level, volatility, correlation and holding period.

•	Confidence level: Natural gas and petroleum products have a confidence interval of 95% and power products have a confidence interval of 99%. The confidence level for power products is higher in order to capture the non-normality of power price behavior.

•	Volatility: Calculated daily from historical forward prices using the exponentially weighted moving average method.

•	Correlation: Calculated daily from daily volatilities and historical forward prices using the exponentially weighted moving average method. This parameter is included to account for the diversification of the portfolio.

•	Holding period: Natural gas and petroleum products generally have one day holding periods for 2002 and two day holding periods for 2003. Power products have holding periods of 1 to 20 days for 2002 and 5 to 20 days for 2003 based on the risk profile of the portfolio. The holding periods for power products reflect our efforts to appropriately account for possible liquidation periods of more than one or five days, as applicable, which is reasonable for some non-standard products. The change in assumptions for the holding periods for natural gas and petroleum products and power products in 2003 did not have a material impact on the value-at-risk calculation.

Assuming a confidence level of 95% and a one-day holding period, if value-at-risk is calculated at $10 million, we may state that there is a one in 20 chance that if prices move against our consolidated diversified positions, our pre-tax loss in liquidating or offsetting with hedges, our applicable portfolio in a one-day period would exceed $10 million.

While we believe that our assumptions and approximations are reasonable for calculating value-at-risk, there is no uniform industry methodology for estimating value-at-risk, and different assumptions and/or approximations could produce materially different value-at-risk estimates.

An inherent limitation of value-at-risk is that past market risk may not produce accurate predictions of future market risk. Moreover, value-at-risk calculated for a specified holding period does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within that specified period. Future transactions, market volatility, reduction of market liquidity, failure of counterparties to satisfy their contractual obligations and/or a failure of risk controls could result in material losses from our legacy trading activities.

The following table presents the daily value-at-risk for substantially all of our legacy trading positions for our continuing operations for 2002 and 2003:

	2002	2003
	(in millions)
As of December 31	$17	$7
Year Ended December 31:
Average	17	7
High	29	35
Low	10	2

During 2003, average value-at-risk exposure was lower compared to 2002 due to certain power trading activities in ERCOT related to our retail energy segment no longer being accounted for on a mark-to-market method of accounting. See note 2(d) to our consolidated financial statements. Lower overall trading volumes during 2003 due to discontinuing proprietary trading activities also contributed to a reduction in value-at-risk. There was a short-term increase in value-at-risk during February 2003 due to volatility in the natural gas market. As a result and prior to exiting proprietary trading activities, we realized a trading loss related to certain of our natural gas trading positions of approximately $80 million pre-tax in the first quarter of 2003.

Credit Risk

Credit risk relates to the risk of loss resulting from non-performance of contractual obligations by a counterparty. Credit risk is inherent in our commercial activities. See note 7(c) to our consolidated financial statements for a discussion of our credit risk and policies.

The following table includes: trading and derivative assets, accounts receivable, after taking into consideration netting within each contract and any master netting contracts with counterparties, as of December 31, 2003:

Credit Rating Equivalent	Exposures Before Collateral	Credit Collateral Held (1)	Exposure Net of Collateral	Number of Counterparties > 10%	Net Exposure of Counterparties >10%
	(in millions)
Investment grade	$298	$—	$298	—	$—
Non-investment grade	35	9	26	—	—
No external ratings (2):
Internally rated – Investment grade	78	—	78	—	—
Internally rated – Non-investment grade	208	—	208	1	113

Total	$619	$9	$610	1	$113

(1)	Collateral consists of cash and standby letters of credit.
(2)	For unrated counterparties, we perform credit analyses, considering contractual rights and restrictions, and credit support such as parent company guarantees to create an internal credit rating.

Trading and derivative assets and accounts receivable are presented separately in our consolidated balance sheets. The trading and derivative assets and accounts receivable are set-off separately in our consolidated balance sheets although in most cases contracts permit the set-off of trading and derivative assets and accounts receivable with a given counterparty. For the purpose of disclosing the credit risk, all assets and liabilities with a given counterparty were set-off if the counterparty has entered into a contract with us that permits such set-off.

The above table excludes amounts related to contracts classified as “normal” in accordance with SFAS No. 133 and non-derivative contractual commitments that are not recorded in our consolidated balance sheets, except for any related accounts receivable. Such contractual commitments contain credit risk and economic risk in the case of nonperformance by a counterparty. Nonperformance by counterparties under these contractual commitments could have a material adverse impact on our future results of operations, financial condition and cash flows.

For information regarding credit risk related to one counterparty representing more than 10% of our total credit exposure, see note 7(c) to our consolidated financial statements.